Exhibit 10.16

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

EXCLUSIVE LICENSE AGREEMENT

for MSK’s technology

“Her2-huOKT3 bispecific Antibody—SK2014-064”

No binding agreement between the Parties will exist until this Agreement has been signed by both Parties. Unsigned drafts of this Agreement shall not be considered offers.

Exhibit A	LICENSED RIGHTS - PATENT RIGHTS AND KNOW-HOW
Exhibit B	DEVELOPMENT PLAN
Exhibit C	SUBSCRIPTION AGREEMENT
Exhibit D	PRODUCT DEVELOPMENT DIRECTED ACTIVITIES

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

-i-

This Exclusive License Agreement (the “Agreement”) is effective on the date of the last signature below (“Effective Date”), and is by and between Memorial Sloan Kettering Cancer Center (hereinafter referred to as “MSK”), a New York not-for-profit corporation with principal offices at 1275 York Avenue, New York NY 10065, and AbPro Corporation, a Delaware corporation with principal offices located at 65 Cummings Park Drive, Woburn, Massachusetts 01801 (“LICENSEE”). MSK and LICENSEE are sometimes referred to singly as “Party” and collectively as “Parties”.

WITNESSETH

WHEREAS, MSK owns certain Licensed Rights (as later defined herein) and desires to have the Licensed Rights utilized in the public interest;

WHEREAS, LICENSEE desires to obtain a license to the Licensed Rights to commercially develop the Licensed Rights through a program of exploiting the Licensed Rights in accordance with the terms of this Agreement whereby public utilization shall result therefrom; and

WHEREAS, MSK is willing to grant a license to LICENSEE on the terms and conditions that follow;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1	“Affiliate” as used herein in either singular or plural means, with respect to a Party, any corporation, company, partnership, joint venture or other entity, which directly or indirectly: (a) Controls, is Controlled by or is under common Control with the specified entity; or (b) both (i) owns, is owned by, or is under common ownership with the specified entity, in whole or in part, and (ii) conducts business under a trade identifier of the specified entity, with the authorization of the specified entity. For purposes of this definition, “Control” of an entity means the direct or indirect ownership or control of at least fifty percent (50%) of the right to direct or cause the direction of the policies and management of such person or entity, whether by the ownership of stock, by contract or otherwise. In any jurisdiction where 50% control is not permitted by applicable law, the “greater than 50%” threshold shall be deemed satisfied by the possession of substantially the maximum percentage allowable in such jurisdiction. With regard to MSK, “Affiliate” shall include, without limitation, Sloan-Kettering Institute for Cancer Research and the Memorial Hospital for Cancer and Allied Diseases.

1.2	“Clinical Trial Agreement” means the written agreement between LICENSEE and MSK containing the terms and conditions under which certain clinical research relating to this Agreement will be performed.

1.3	“Confidential Information” shall mean all confidential or proprietary information disclosed by one Party to the other Party relating to and in the performance of this Agreement, including confidential or proprietary methods or manufacture or use, formulations, clinical data, test results, and research and development plans, whether in oral, graphic, electronic, or any other media or form.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.

1.4	“Contract Quarter-Year” shall mean the three month periods ending on March 31, June 30, September 30 and December 31 of each year.

1.5	“Feasibility Study” means an initial study to be performed by LICENSEE after the Effective Date of this Agreement in an effort to evaluate and confirm the [*], as further defined by the Parties in this Agreement.

1.6	“Field of Use” shall mean use of a Her2-huOKT3 bispecific antibody as a human cancer diagnostic or a human cancer treatment or prevention.

1.7	“Licensed Know-How” means any developments, ideas, know-how, information, methods, processes, designs, concepts or techniques [*] that are necessary to use Licensed Products or perform Licensed Services and are listed in an exhibit to this Agreement.

1.8	“Licensed Rights” shall collectively mean the Licensed Know-How and the Patent Rights.

1.9	“Licensed Product” shall mean any Her2-huOKT3 bispecific antibody that is (A) covered by a Valid Claim, (B) made by a process covered by a Valid Claim, (C) used in a manner that is covered by a Valid Claim, (D) the making, use, sale, offer to sell, or importation of which would, but for the license granted herein or a statutory exemption such as, but not limited to, that provided by 35 U.S.C. § 271(e)(1), infringe one or more Valid Claim, or (E) that embodies, contains, incorporates, uses, or is made through the use of, or was in whole or in part derived from, the Licensed Know-How.

1.10	“Licensed Services” include any process or services performed for a fee comprising a Her2-huOKT3 bispecific antibody and that is (a) covered by a Valid Claim, (b) embodies, contains, incorporates, uses, or is made through the use of, or was in whole or in part derived from, MSK Know-How, or (c) contains, incorporates or uses a Licensed Product.

1.11	“Net Sales” means the gross price billed or invoiced on sales of Licensed Products or provision of Licensed Services by LICENSEE, its Affiliates, or Sublicensees, less:

(a)	Freight expense (actual), including insurance, to the extent it is not charged to or reimbursed by the customer;

(b)	Cash discounts actually granted and deducted solely on account of sales of Licensed Products or provision of Licensed Services;

(c)	Rebates actually paid to individual or group purchasers of Licensed Products that are solely on account of the purchase of such Licensed Products;

(d)	Credits issued for returns of Licensed Products recalled or not accepted by customers; and

(e)	Taxes (including, but not limited to sales, value added, consumption and similar taxes) actually incurred, paid or collected and remitted to the relevant tax authority for the sale or Licensed Products.

No deductions shall be taken or permitted in calculating Net Sales that depend or are based in whole or in part on the sale or purchase of any product or service that is not a Licensed Product, including without limitation for the practice commonly known as “bundling.”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.

1.12	“Patent Rights” shall mean:

(a)	The U.S. and ex-U.S. patents and patent applications listed in Exhibit A;

(b)	U.S. and ex-U.S. patents that issue from or claim priority to any patents or patent applications listed in Exhibit A, including any divisionals, continuations, and extensions thereof, and any patents issuing therefrom, but not including claims in continuation-in-part applications or patents except to the extent provided in (c) below;

(c)	Continuation-in-part applications or patents described in (a) or (b) above, to the extent that such continuation-in-part applications or patents are entitled to priority to patents or patent applications listed in (a) or (b) above; and

(d)	Any reissues or re-examinations of patents described in (a), (b), or (c) above.

1.13	“Royalty Term” shall mean, on a Licensed Product-by-Licensed Product and Licensed Service-by-Licensed Service basis and country-by-country basis, the period commencing on the Effective Date and concluding on the later of the: (a) expiration of the last Valid Claim covering such Licensed Product or Licensed Service; (b) expiration of any market exclusivity period granted by law with respect to such Licensed Product or Licensed Service; or (c) the date that is twelve (12) years from the first commercial sale of the applicable Licensed Product or Licensed Service in such country.

1.14	“Royalty Year” shall mean each twelve (12) month period commencing January 1 and ending December 31 during the Term of this Agreement. For the first year of this Agreement, the Royalty Year shall be the period of time between the signing of the Agreement and December 31.

1.15	“Sponsored Research Agreement” means the written agreement between LICENSEE and MSK containing the terms and conditions under which the sponsored research at MSK will be performed.

1.16	“Sublicensee” means any person or business entity to which LICENSEE has granted a sublicense of the Licensed Rights.

1.17	“Term” shall mean the term of this Agreement, which will commence on the Effective Date and expire upon LICENSEE’s satisfaction of all obligations hereunder following the expiration of the last Royalty Term for any Licensed Product, unless earlier terminated pursuant to the Article 16 of this Agreement.

1.18	“Territory” shall mean worldwide.

1.19	“Valid Claim” shall mean an issued and unexpired claim or a pending claim within the Patent Rights, that shall not have been irretrievably withdrawn, cancelled, or disclaimed, nor been held invalid or unenforceable by a court or other appropriate agency of competent jurisdiction in an unappealable decision.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.

ARTICLE 2 - GRANT

2.1	License Grant. Subject to the terms of this Agreement and MSK’s retained rights in the Licensed Rights as set forth in Sections 2.2 and 2.3 below, MSK hereby grants to LICENSEE: (a) an exclusive, royalty-bearing, license in and to the Patent Rights to make, have made, use, sell, have sold, offer for sale and import Licensed Products and Licensed Services in the Field of Use in the Territory, together with the right to sublicense as provided in Article 3; and (b) a non-exclusive, royalty-bearing, license to use the Licensed Know-How in connection with any development, manufacture, sale, import, or use of any Licensed Product or performance of any Licensed Services in the Field of Use in the Territory, together with the right to sublicense as provided in Article 3. For clarity, the Field of Use specifically excludes subject matter within the Patent Rights directed to any antibody or construct that is not the Her2-huOKT3 bispecific antibody, including method of use claims to combinations of other antibodies or drugs with Her2-CD3 bispecific antibodies.

2.2	Reserved Rights. Notwithstanding anything in this Agreement to the contrary, MSK shall have the right to (i) use the Patent Rights for non-commercial research purposes and care of patients of MSK, its Affiliates, its network facilities, and clinical trial sites that are participating with MSK in a multicenter clinical trial, and (ii) permit others at academic, government, and not-for-profit institutions to use the Patent Rights in the course of non-commercial research or clinical trials being conducted jointly with MSK.

2.3	U.S. Government Rights. All rights granted herein are subject to rights of the United States pursuant to 35 U.S.C. § 200 et seq., and implementing regulations and agreements.

2.4	No Implied Rights. MSK reserves all rights not expressly granted in the Agreement. The licenses granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise, and it is understood that practice of the full scope of the Licensed Rights may not be possible absent the grant of a license to patents not included in the Licensed Rights.

ARTICLE 3 - SUBLICENSES

3.1	LICENSEE may grant sublicenses (and may amend sublicenses) [*]. LICENSEE shall also promptly provide MSK with full executed copies of such sublicense agreements and any amendments thereto; provided, that such sublicense agreement (or amendment) may be redacted to remove highly sensitive confidential information to the extent such redaction does not impair or preclude MSK from assessing LICENSEE’s compliance with this Agreement. All such documents shall be deemed Confidential Information of LICENSEE.

3.2	Any sublicense shall by its terms bind the Sublicensee to all provisions of this Agreement that by their terms are capable of performance by a sublicensee, including without limitation the restrictions, limitations, and obligations of [*], and shall [*]. Any breach by a Sublicensee shall be considered a breach by LICENSEE.

3.3	LICENSEE shall promptly provide MSK with a copy of any notice of breach, termination, or the like sent to or received from a Sublicensee.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.

ARTICLE 4 - DILIGENCE

4.1	LICENSEE accepts that commercialization of the Licensed Product or Licensed Services is of utmost importance to MSK. LICENSEE shall use commercially reasonable efforts to achieve all Milestone Activities for the first Licensed Product or Licensed Service on or prior to the Expected Completion Date listed below. If LICENSEE is unable to meet such milestones, it shall notify MSK as far in advance as practical of the likely inability, and the Parties shall discuss in good-faith modification of the schedule; if technical, scientific, or regulatory (but not economic or financial) impediments beyond the control of LICENSEE were the substantial cause of the delay, MSK will agree to a reasonable modification. Further, LICENSEE shall have the option of unilaterally extending any of the following milestones by [*] upon payment to MSK of [*], plus an additional [*] upon payment to MSK of an additional [*], but no more than [*] in total for each milestone, e.g., the first milestone could be extended at LICENSEE’s option to within [*] of the Effective Date and then again to within [*] by making such payments, but not beyond that date. Without limiting the generality of the foregoing, it shall be inconsistent with the exercise of commercially reasonable efforts for LICENSEE [*]. [*] if LICENSEE cannot provide proof of its commercially reasonable efforts towards the development of a Licensed Product or Licensed Service or fails to achieve a Development Milestone Activity associated with the development of said Licensed Product or Licensed Service on or prior to the Expected Completion Date. Development Milestone Activities may be modified and Expected Completion Dates extended with MSK’s written approval and, upon LICENSEE’s request, the Parties shall discuss and negotiate in good faith any reasonable extensions of the applicable Expected Completion Dates that may be necessary despite LICENSEE’s use of its commercially reasonable efforts towards the development of a Licensed Product or Licensed Service.

(a)	LICENSEE shall use commercially reasonable efforts to (i) bring at least one (1) Licensed Product or Licensed Service to market through a thorough, vigorous and diligent program for exploitation of the Licensed Rights, and (ii) following the first commercial sale of a Licensed Product or Licensed Service in any country of the Territory, continue active, diligent marketing efforts for such Licensed Product or Licensed Service and make continuing sales of such Licensed Product and Licensed Service in such country throughout the Term.

Without limiting the foregoing, such commercially reasonable efforts shall include achieving the following milestones:

Development Milestone Activity	Expected Completion Date
IND Filing	Within [*] of Effective Date
Completed accrual of first Phase 1 clinical trial	Within [*] of Effective Date
Completed accrual of first Phase 2 clinical trial	Within [*] of Effective Date
Completed accrual of first Phase 3 clinical trial	Within [*] of Effective Date
FDA approval of first Licensed Product	Within [*] of Effective Date

(b)	LICENSEE shall give MSK written notice and evidence within [*] of the achievement of each of the above specific diligence obligations.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.

(c)	LICENSEE’s detailed business plan for the development of the Licensed Rights, including, for example, relevant schedules of capital investments needed to implement the plan, financial, equipment, facility plans, number and kind of personnel and time planned for each phase of development of the Licensed Rights for a [*] period, to the extent formed by LICENSEE, will be provided by LICENSEE within [*] of the Effective Date and will be annexed hereto and made part of this Agreement. LICENSEE shall provide similar reports to MSK annually to relay update and status information on LICENSEE’s business, research and development progress, including projections of activity anticipated for the next reporting year.

(d)	LICENSEE shall be solely responsible, at its sole cost and expense, for securing any necessary governmental or regulatory approvals for development, manufacture, and sale of Licensed Products and performance of Licensed Services (“Regulatory Approval”). LICENSEE shall advise MSK, through annual reports described in Section 4.1(c) above, of its program of development for obtaining said Regulatory Approvals.

(e)	LICENSEE shall perform the Feasibility Study diligently and at its sole cost and expense. LICENSEE shall conclude the Feasibility Study as promptly as possible and in all events within [*] after the Effective Date. During the Feasibility Study, LICENSEE shall regularly share any data generated with MSK. Should any data be generated by MSK under Exhibit D funded by LICENSEE, MSK will likewise regularly share such data with LICENSEE. The recipient shall treat such data as confidential in accordance with Section 9 of this Agreement. If results of the Feasibility Study do not indicate that [*], LICENSEE can terminate this Agreement upon [*] prior written notice to MSK. At the end of the Feasibility Study, LICENSEE shall notify MSK in writing whether or not it will exercise its rights to terminate this Agreement pursuant to the foregoing sentence. Without limitation to Section 16.8, termination under this Section 4.1 (e) shall not relieve LICENSEE from obligations (x) that have already been accrued prior to the termination date and/or (y) in respect of costs and/or commitments that cannot be cancelled.

4.2	If LICENSEE is the subject of a demand, notice, inquiry, or inspection report by a governmental authority or certification agency in relation to any Licensed Product or Licensed Service that (i) by its terms directs or contemplates, or may reasonably be expected to require or relate to, suspension or cessation of manufacturing, sale, development, or marketing of Licensed Products or Licensed Services efforts, (ii) concerns a recall or potential recall of Licensed Products or Licensed Services, (iii) concerns a loss of life or material issue of safety, or (iv) may reasonably be expected to prevent LICENSEE’s compliance with its diligence obligations, then LICENSEE shall provide a copy to MSK without delay and keep MSK reasonably apprized of its response.

ARTICLE 5 - PAYMENTS

5.1	For the rights, privileges and licenses granted hereunder, LICENSEE shall pay to MSK, in the manner hereinafter provided:

(a)	License Fee: LICENSEE shall pay to MSK a one-time license issue fee of [*]. [*] of the upfront fee is due within [*] of the Effective Date, the remaining [*] are due within [*] of the Effective Date. The latter payment shall not be due if LICENSEE terminates this Agreement within [*] of the Effective Date in accordance with Section 4.1 (e) of this Agreement. Such license issue fee shall be fully earned when paid, nonrefundable, and non-creditable against any other obligations hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.

(b)	Running royalties: LICENSEE shall pay to MSK a royalty in an amount equal to [*] of LICENSEE’s and its Affiliates’ and Sublicensees’ Net Sales. If a Licensed Product or Licensed Service only incorporates MSK Know How and is not covered by Patent Rights, LICENSEE shall pay MSK a [*] royalty on LICENSEE’s and its Affiliates’ and Sublicensees’ Net Sales of such Licensed Products or Licensed Services. If LICENSEE is required to take a license under any third party patents to make, use, sell, offer for sale or import Licensed Products, then the royalty payments due to MSK may be reduced [*] for every [*] paid by LICENSEE to third party, provided however, in no event shall royalties to be paid to MSK be reduced to less than [*] for Licensed Products or Licensed Services covered by the Patent Rights, and to no less than [*] for Licensed Products that only incorporate MSK Know How and are not covered by Patent Rights.

(c)	Guaranteed minimum royalties: Annual minimum royalty payments, due at each anniversary of the Effective Date, starting on the [*] anniversary of the Effective Date, in the amount of [*] per Royalty Year [*], and [*], in the amount of [*] per Royalty Year [*]. The minimum royalty payments may be credited against the running royalty payments required in Section 5.1(b) above for the same Royalty Year.

(d)	Milestones:

Within [*] of the occurrence of any of the following milestones, LICENSEE shall notify MSK of LICENSEE’s or a Sublicensee’s achievement of such milestone and pay to MSK the applicable milestone payment:

Milestone Activity	Milestone Payment
IND Filing	[*]	Within [*] of Effective Date
Completed accrual of first Phase 1 clinical trial	[*]	Within [*] of Effective Date
Completed accrual of first Phase 2 clinical trial	[*]	Within [*] of Effective Date
Completed accrual of first Phase 3 clinical trial	[*]	Within [*] of Effective Date
FDA approval of first Licensed Product	[*]	[*]
1st Sale in the US	[*]	[*]
1st Sale in the EU	[*]	[*]
Upon cumulative Net Sales of a Licensed Product or Licensed Services of [*]	[*]
Upon cumulative Net Sales of a Licensed Product or Licensed Services of [*]	[*]

The same Milestone Payment shall not be due more than once on an individual Licensed Product or Licensed Service. If a certain milestone is not performed but either replaced or skipped or if two or more milestone activities are combined to one, both (or all) milestones shall be due at the date of completion of the next Expected Milestone Completion date. For clarity, the Milestone Payments are due for each separate and unique Licensed Product that reaches such a Milestone Activity.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.

(e)	Sublicensing Income:

(i) If income not based on Net Sales, up-front licensing fees, milestone payments (other than the milestone payments listed in this Agreement), and other income not calculated as a running royalty on Net Sales, is generated through the sublicense of Patent Rights (hereinafter, “Sublicense Income”), LICENSEE shall pay MSK a sublicense fee of [*] of such Sublicense Income paid to LICENSEE prior to [*], [*] of such Sublicense Income paid to LICENSEE after [*] but prior to [*], [*] of such Sublicense Income paid to LICENSEE after [*], and [*] of such Sublicense Income paid to LICENSEE after [*]. For the purposes of this Section 5.1(e), Sublicense Income shall expressly exclude consideration included within Net Sales and any consideration received by LICENSEE from a Sublicensee as reimbursement for any patent costs payable by LICENSEE to MSK in accordance with Section 7.1.

(ii) If LICENSEE receives from any Sublicensee anything of value in lieu of cash payments in fulfillment of payment obligations of any sublicense agreement, LICENSEE shall pay MSK its share as required above based on the fair market value of such payment, or if mutually agreed upon by MSK and LICENSEE, LICENSEE shall divide the consideration if it is divisible as for example in the case of equity.

(f)	[*] LICENSEE will use commercially reasonable efforts to [*] for each Licensed Product developed. Should LICENSEE [*], LICENSEE agrees to [*] or [*]. The Parties agree that LICENSEE shall use its commercially reasonable efforts to [*] unless the Parties agree otherwise in writing.

(g)	Equity: As partial consideration for the license granted to LICENSEE by MSK herein and other good and valuable consideration, LICENSEE shall, simultaneously with entry into this Agreement, issue to MSK 79,125 shares of the common stock, $0.001 par value per share, in LICENSEE (the “Common Shares”). In connection with the issuance of the Common Shares to MSK, LICENSEE shall execute and deliver to MSK (i) a stock certificate evidencing the Common Shares, registered in MSK’s name; and (ii) a subscription agreement in the form attached hereto as Exhibit C.

(h)	Research Funding: LICENSEE commits to sponsor research at MSK for at least six hundred thousand dollars ($600,000) over four (4) years (at hundred and fifty thousand dollars ($150,000) each year) plus the then current indirect cost rate. Such research sponsorship shall commence within [*] of the effective date of the applicable Sponsored Research Agreement. The first Sponsored Research Agreement shall be executed within [*] of the Effective Date. Failure to do so shall constitute a breach of this Agreement. LICENSEE further commits to fund clinical research for one hundred and fifty thousand dollars ($150,000) each year over four (4) years, plus the then current indirect cost rate, as agreed upon by the Parties in the applicable Clinical Trial Agreement. The Parties agree that the Phase 1 trial will be performed at MSK and funded by LICENSEE. The Parties shall discuss and negotiate in good faith one or more of a Sponsored Research Agreement and a Clinical Trial Agreement relating to the development of a Licensed Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.

(i)	Reimbursement of product development-directed activities: In addition to funding sponsored research in accordance with Section 5.1 (h) and the Sponsored Research Agreement, LICENSEE shall fund product development-directed activities listed in Exhibit D of this Agreement. Payments are due upon receipt of the respective invoice from MSK. Where possible, LICENSEE will pay vendors directly. If costs are incurred for lab work performed at MSK, the then current indirect cost rate will be applied to the cost listed in Exhibit D. Should MSK be paying a vendor for work under Exhibit D and no lab work is performed at MSK for such listed item, an indirect rate of [*] will be applied.

5.2	Payment Terms: Payments shall be payable [*] after they are due, paid in United States dollars in New York, NY, or at such other place as MSK may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank on the last business day of the Contract Quarter-Year reporting period to which such royalty payments relate.

5.3	Interest: LICENSEE shall pay to MSK interest on any amounts not paid when due at the rate [*].

5.4	Tax withholding: Payments shall be made in full, without deduction or withholding for wire transfer fees or currency exchange fees. The Parties will cooperate to prevent or minimize the need for any withholding, and at the request of LICENSEE, MSK will provide LICENSEE with documents evidencing its tax status in the United States. Any withholding or other tax that is required by law to be withheld with respect to payments owed by LICENSEE shall be deducted by LICENSEE from such payment prior to remittance, and paid over to the relevant taxing authorities when due. LICENSEE shall promptly furnish MSK evidence of any such taxes withheld and of payment thereof, and MSK shall seek to obtain the release of any such withheld amounts from the taxing authority. At MSK’s request, LICENSEE shall provide MSK with reasonable assistance to release the withheld amount to MSK. If [*], then [*], and [*] receive such withheld amount from the pertinent taxing authority [*] (or [*] if [*]).

ARTICLE 6 - REPORTS AND RECORDS

6.1

LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to MSK hereunder. Said books and records shall include, but not be limited to: Invoice registers and invoices, product sales analysis reports, accounting general ledgers, sub-license and distributor agreements, price lists, contracts for the sale of Licensed Products, product catalogs and marketing materials, audited financial statements and/or income tax returns, sales tax returns, inventory and production records and shipping documents. Said books and records shall be maintained for a period of no less than [*] following the period to which they pertain. Such records shall include original data files used to prepare the submitted royalty reports. For the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.

Term of this Agreement, and [*], MSK or its agents shall have the right upon reasonable written notice to inspect such books and records for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement. Such inspections shall be during normal working hours of LICENSEE. Should such inspection lead to the discovery of a discrepancy greater than [*] and at least [*], in reporting to MSK’s detriment, for any [*] period, LICENSEE shall pay MSK’s out-of-pocket cost of such audit.

If the audit determines an error that is due to a misinterpretation of the Agreement language or if the error results from the application of an incorrect accounting or clerical methodology, MSK and or their agents shall be entitled to correct such errors for the period of time that the statute of limitations of the governing state allows. Any additional royalties properly due to MSK from the correction of errors from the prior periods will be subject to interest as provided for late payments.

6.2	Commercialization Reports:

LICENSEE, within [*] of the end of each Contract Quarter-Year, shall deliver to MSK true and accurate reports, giving such particulars of the business conducted by LICENSEE and its Sublicensees during the preceding period.

The reports shall include at least the following information, to be itemized per Licensed Product and Licensed Service by country of sales origin:

(a)	Product number

(b)	Units sold

(c)	Unit price

(d)	Extended sales dollars

(e)	Royalty rate

(f)	Extended royalty dollars due

(g)	the portion of Net Sales that was received from Sublicensees;

(h)	country of sale;

(i)	foreign currency conversion rate; and

(j)	any other Consideration received in the prior Contact Quarter-Year.

6.3	With each such report submitted, LICENSEE shall pay to MSK the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report

6.4	Milestone payments shall be reported and paid when due.

6.5	LICENSEE shall promptly forward to MSK copies of reports received from Sublicensees.

ARTICLE 7 - PATENT PROSECUTION: THE PATENT RIGHTS

7.1

Patent Cost Reimbursement. Within [*] of notification of completion of the Feasibility Study confirming [*] or starting [*] from the Effective Date, whichever is earlier, LICENSEE shall be responsible for the reimbursement of any reasonable patent expenses incurred by MSK in connection with the preparation, filing, prosecution and maintenance of the Patent Rights as of the Effective Date of this Agreement and all future reasonable

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.

out-of-pocket patent expenses incurred by MSK in connection with the preparation, filing, prosecuting or maintaining of Patent Rights during the Term of this Agreement; such patent expenses to be shared on a pro rata basis by LICENSEE and each additional licensee, if applicable, of the Patent Rights outside the Field as of the date that such expenses were incurred.

7.2	MSK shall prosecute and maintain the Patent Rights in the United States and in such countries as are determined by MSK and agreed to by LICENSEE, using counsel of MSK’s choice reasonably acceptable to LICENSEE. If LICENSEE does not agree to bear the expense of filing patent applications in any foreign countries in which MSK wishes to obtain patent protection, then MSK may file and prosecute such applications at its own expense and any license granted hereunder shall exclude such countries.

7.3	MSK shall instruct patent counsel prosecuting such Patent Rights to (i) copy LICENSEE on all relevant patent prosecution documentation so that LICENSEE may be informed, (ii) if requested by LICENSEE, provide LICENSEE with copies of draft submissions to the USPTO or foreign equivalents prior to filing; and (iii) give good faith consideration to the comments and requests of LICENSEE or its patent counsel, and LICENSEE agrees to keep this documentation confidential.

7.4	The Parties agree that they share a common legal interest in obtaining valid, enforceable patents and that LICENSEE will maintain confidential all non-public information and Confidential Information concerning the prosecution of the Patent Rights this is received pursuant to this Article 7.

7.5	During the Term of this Agreement, LICENSEE shall not challenge the validity or enforceability of any claim within the Patent Rights and shall cause its Affiliates and Sublicensees to refrain from doing so. In addition to all other rights and remedies available to MSK for any breach of this provision by LICENSEE, its Affiliates or Sublicensees, in the event that any such challenge is not successful then [*], including but limited to [*].

7.6	Election Not to Proceed. LICENSEE may elect to surrender any patent or patent application in Patent Rights in any country upon [*] advance written notice to MSK. Such notice shall relieve LICENSEE from the obligation to pay for future patent costs but shall not relieve LICENSEE from responsibility to pay patent costs incurred prior to MSK’s receipt of such notice. Such surrendered U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, LICENSEE shall have no further rights therein and MSK shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

ARTICLE 8 - INFRINGEMENT

8.1	Monitoring. LICENSEE shall use commercially reasonable efforts to monitor third party infringement of the Patent Rights in the Field of Use. LICENSEE shall keep MSK timely informed of any activities by LICENSEE in regard hereto.

8.2	Actions. This Section sets forth the Parties’ right of enforcement and defense in relation to the Patent Rights.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.

(a) First Right. LICENSEE shall have the first right, but not the obligation, for the initiation, defense, and management of any adversarial legal proceeding relating to the Patent Rights in the Field of Use and Territory (including without limitation any declaratory judgment action, patent infringement action or opposition) during the Term, and will be responsible for all expenses related thereto. MSK shall join in any such action, at LICENSEE’s request and expense.

(b) Secondary Right. If LICENSEE does not wish to exercise either of the foregoing rights in (a), LICENSEE shall provide MSK with written notice that LICENSEE declines such right, and after receiving such notice, MSK shall have the secondary right to undertake such infringement action or defend against such challenge at MSK’s cost and expense.

8.3	Cooperation; Settlement. To the extent either Party conducts any legal proceedings in relation to the enforcement or defense of Patent Rights in the Field of Use and Territory, it shall keep the other Party reasonably informed of such proceedings. The other Party shall reasonably cooperate, at the expense of the requesting Party. In any action conducted by MSK, LICENSEE will join as may be requested by MSK, and in any action conducted by LICENSEE, LICENSEE may affect joinder of MSK if MSK is an indispensible or necessary party under the applicable law. Notwithstanding anything in this Agreement to the contrary, no settlement, consent judgment, or other voluntary final disposition of any action by LICENSEE that admits or impairs the invalidity, unenforceability, or scope of the Patent Rights may be entered into without the prior written consent of MSK in its sole and absolute discretion.

8.4	Costs and Recoveries. All costs of any action by either Party to enforce, or to defend against a challenge to, the Patent Rights shall be borne by such Party, which shall keep any sums recovered or obtained in connection therewith (whether as damages, reasonable royalties, license fees, or otherwise in judgment or settlement derived therefrom), except that in the case of actions commenced by LICENSEE, the excess of such sums over such costs shall be treated as Net Sales subject to MSK’s rights under this Agreement to collect royalties thereon. For the avoidance of doubt, LICENSEE may not deduct, from Net Sales any portion of LICENSEE’S costs or expenses related to any investigation, enforcement, defense, judgment or settlement of any such actions.

8.5	Third Party Patents. In the event LICENSEE is sued by a third party for patent infringement or, threatened with such suit, in either case alleging that a Licensed Product or License Service infringes such third party’s intellectual property rights, it shall promptly notify MSK. In any such action, LICENSEE shall be fully responsible for all its costs, including expenses, judgments and settlements.

ARTICLE 9 - CONFIDENTIALITY

Each Party agrees that Confidential Information of the other Party disclosed to it or to its employees under this Agreement shall for [*] after disclosure:

(a)	be used only in connection with the legitimate purposes of this Agreement;

(b)	be disclosed only to those who have a need to know it in connection with the Agreement; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12.

(c)	be safeguarded with the same care normally afforded confidential information in the possession, custody or control of the party holding the Confidential Information but no less than reasonable.

(d)	not be disclosed, divulged or otherwise communicated except with the express written consent of the disclosing party.

The foregoing shall not apply when, after and to the extent the Confidential Information disclosed:

(i)	can be demonstrated to have been in the public domain prior to the date of the disclosure; or

(ii)	enters the public domain through no fault of the receiving Party; or

(iii)	was already known to the receiving Party at the time of disclosure as evidenced by written records in the possession of the receiving party prior to such time; or

(iv)	is subsequently received by the receiving Party in good faith from a third party without breaching any confidential obligation between the third party and the disclosing Party; or

(v)	was independently developed, as established by tangible evidence, by the receiving Party without reference to information or material provided by the disclosing Party; or

(vi)	is required to be disclosed for compliance with court orders, statutes or regulations or MSK audits for compliance with such regulatory requirements, provided that prior to any such disclosure to the extent reasonably practicable, the Party from whom disclosure is sought shall promptly notify the other Party and shall afford such other Party the opportunity to challenge or otherwise lawfully seek limits upon such disclosure of Confidential Information.

ARTICLE 10 - INDEMNIFICATION. PRODUCT LIABILITY

10.1

LICENSEE will indemnify, defend and hold harmless (and cause its Sublicensees to so indemnify, defend and hold harmless) MSK and its respective trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (each an “Indemnitee”), against all third party claims and expenses (including legal expenses and reasonable attorney’s fees) arising out of the death of or injury to any person or persons, or out of any damage to property, against any infringement or misappropriation of intellectual property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption, or advertisement of Licensed Products or Licensed Services hereunder or from a breach by LICENSEE of any of its express representations, warranties or obligations under this Agreement, provided however, that LICENSEE will not be obligated to indemnify, defend and hold harmless any Indemnitee against any claim, proceeding, demand, expense, or liability to the extent it arises out of, results from, or is increased by MSK’s negligence or willful misconduct. The Indemnitee will promptly give notice to LICENSEE of any claims or proceedings which might be covered by this Section 10.1 and LICENSEE will have the right to defend the same, including selection of counsel and control of the proceedings; provided that LICENSEE will not, without the written consent of the Indemnitee, settle or consent to the entry of any judgment with respect to such third party claims (i) that does not release the Indemnitee from all liability with respect to such third party claim, or (ii) which may materially adversely affect the Indemnitee or under which the Indemnitee would incur any obligation or liability, other than one as to which LICENSEE has an

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

13.

indemnity obligation hereunder. MSK agrees to cooperate and provide reasonable assistance to such defense at LICENSEE’s expense. MSK at all times reserves the right to select and retain counsel of its own at its own expense to defend MSK’s interests.

10.2	LICENSEE shall obtain and carry in full force and effect general liability insurance that shall protect LICENSEE and MSK in regard to events covered by Section 10.1 above. Such insurance shall be written by a reputable insurance company, shall list MSK as an additional named insured thereunder, shall be endorsed to include liability coverage, and shall require [*] written notice to be given to MSK prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [*] per occurrence with an annual aggregate of [*] for personal injury, death or property damage. LICENSEE shall provide MSK with Certificates of Insurance evidencing the same and provide MSK with prior written notice of any material change in or cancellation of such insurance.

ARTICLE 11 - REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

11.1	Representations and Warranties of LICENSEE

(a) LICENSEE hereby represents and warrants to MSK that as of the Effective Date, to its knowledge, the execution and performance of LICENSEE’s obligations under this Agreement does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by LICENSEE to any third party.

(b) LICENSEE hereby represents, warrants and covenants to MSK that Licensed Products and Licensed Services shall be manufactured and provided in all material respects in accordance with applicable federal, state and local laws, rules and regulations, including, without limitation, in all material respects in accordance with all applicable rules and regulations of the FDA.

(c) LICENSEE hereby represents and warrants to MSK that it is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this Agreement.

11.2	Representations and Warranties of MSK

(a) MSK hereby represents and warrants to LICENSEE that, as of the Effective Date, to the best of MSK’s knowledge, the execution and performance of MSK’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by MSK to any third party.

(b) MSK hereby represents and warrants to LICENSEE that it is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this Agreement.

(c) To the best of the director of MSK’s Office Technology Development knowledge, MSK is the sole owner of the Patent Rights granted hereunder and has sufficient rights and authority to enter into this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.

11.3	Disclaimer of Warranties.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, VALIDITY OF LICENSED RIGHTS, CLAIMS ISSUED OR PENDING OR THAT THE MANUFACTURE, SALE OR USE OF THE LICENSED PRODUCTS OR PROVISION OF LICENSED SERVICES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

11.4	Limitation of Damages.

EXCEPT WITH RESPECT TO BREACHES OF ANY OBLIGATIONS OF CONFIDENTIALITY OWED BY ONE PARTY TO THE OTHER PARTY HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFIT, FROM ITS PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 12 - COMPLIANCE WITH LAW

12.1	It is understood that MSK is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. MSK neither represents that a license shall not be required nor that, if required, it shall be issued.

12.2	LICENSEE shall in all respects conduct its activities under this Agreement, and shall cause its Affiliates and Sublicensees to conduct their activities under this Agreement, in full compliance with all applicable laws and regulations.

12.3	LICENSEE shall to the extent required by law use its commercially reasonable efforts to substantially manufacture in the United States any Licensed Product to be sold in the United States.

12.4	To the extent required by law, or if the failure to mark would reduce the rights of MSK or LICENSEE to enforce the Patent Rights against infringers, LICENSEE shall mark, and shall cause its Affiliates and Sublicensees to mark, any Licensed Products and Licensed Services with the appropriate Patent Rights.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

15.

ARTICLE 13 - NON-USE OF NAMES

Neither Party shall use the name of the other Party, nor of any of their employees, nor any adaptation thereof, in any press release, advertising, promotional or sales literature without prior written consent obtained from the other Party in each case. During and after the Term of this Agreement, neither Party shall utilize or register any trademark, service mark, tradename, or other trade identifier of the other Party, or that contains (in whole or in part) or is confusingly similar to the foregoing, or is a translation of any of the foregoing, without the prior express written consent of the other Party. Notwithstanding the above, each Party may freely disclose in the ordinary course of business (but not in a press release, except with prior approval) that it has entered into this Agreement.

ARTICLE 14 - RESERVED

ARTICLE 15 - ASSIGNMENT

No Party may assign or delegate any or all of its rights or obligations under this Agreement, or transfer this Agreement, without the prior written consent of the other Party, except that (a) either Party shall have the right to assign any of its rights, delegate any of its obligations, or transfer this Agreement without such consent (i) to an Affiliate or (ii) as part of a merger, acquisition or reorganization, and (b) MSK may without consent of LICENSEE freely assign all or any portion of the payments due under this Agreement to a Third Party. Any assignment by LICENSEE shall bind its assignee to all provisions of this. Agreement, including without limitation those concerning dispute resolution (choice of law, choice of forum, and consent to jurisdiction in New York). Except as otherwise permitted by this Article 15, any assignment, delegation or transfer by any Party without the consent of the other Party shall be void and of no effect.

ARTICLE 16 - TERMINATION

16.1	Term. The term of this Agreement is the Term (as defined in Article 1).

16.2	Bankruptcy or Cessation/Enjoinder of Business. MSK may terminate this Agreement upon written notice to LICENSEE if: (a) LICENSEE becomes insolvent; (b) a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for [*]; (c) LICENSEE or makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE, and LICENSEE does not return to solvency before the expiration of a [*] period; (d) LICENSEE ceases to do business; or (e) if the enactment of any law, decree, or regulation, or the issuance of any order (including, but not limited to, an injunction), by any governmental authority renders it impracticable or impossible for LICENSEE to perform any of its obligations hereunder; provided, however, that the Agreement shall not terminate upon such written notice in the event that, within [*] of its receipt of such written notice, LICESEE demonstrates to MSK’s reasonable satisfaction that such a law, decree, regulation or order would not render LICENSEE’s performance hereunder impracticable or impossible.

16.3	Nonpayment. If LICENSEE fails to pay MSK fees, royalties, ongoing patent expenses or other amounts payable hereunder, and such payments remain past due for more than [*], MSK shall have the right to terminate this Agreement on [*] written notice, unless LICENSEE pays to MSK within the [*] notice period, all fees, royalties and patent expenses, together with any interest due and payable thereon.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

16.

16.4	Criminal Activity. MSK may terminate this Agreement upon immediate written notice to LICENSEE if LICENSEE is convicted in a final judgment of a felony relating to the manufacture, use, or sale of Licensed Products or provision of the Licensed Services in any jurisdiction where LICENSEE manufactures, uses or sells Licensed Products or provides the Licensed Services.

16.5	Breach. In addition to any other termination right specified in this Agreement, either Party may terminate this Agreement upon [*] written notice to the other Party, if such other Party materially breaches a provision of this Agreement, unless such other Party cures any such breach prior to the expiration of the [*] period.

16.6	Termination by LICENSEE. LICENSEE may terminate this Agreement in its entirety without cause on [*] notice to MSK; provided, however, once the performance of marketing, manufacture, sales, distribution and support activities of a Licensed Product and/ or Licensed Service (“Commercialization”) have commenced, LICENSEE may terminate this Agreement with such notice only if all Commercialization activities of LICENSEE, Sublicensees, and their Affiliates have been permanently discontinued. Without limitation to Section 16.8, termination under this Section 16.6 shall not relieve LICENSEE from obligations (x) that have already been accrued prior to the termination date and/or (y) in respect of costs and/or commitments that cannot be cancelled.

16.7	Effect on Sublicensees. All sublicenses, and rights of Affiliates and Sublicensees, will terminate as of the effective date of termination of this Agreement, provided, however, that if at the effective date of termination any Sublicensee is in good standing with regard to its obligations under its sublicense and agrees to assume the applicable obligations of LICENSEE hereunder, then, at the request of the Sublicensee, such sublicense shall survive such termination or expiration of this Agreement and be assigned to MSK; provided, in such case the obligations of MSK to Sublicensee shall not exceed the obligations of MSK to LICENSEE under this Agreement.

16.8	Survival. Upon any expiration or termination of this Agreement, the following shall survive:

(a)	any provision expressly indicated to survive;

(b)	any liability which any Party has already incurred to another Party prior to expiration or termination;

(c)	LICENSEE’s reporting and payment obligations for activities occurring prior to expiration or termination, and MSK’s audit rights; and

(d)	Articles 9, 13, 17, and 18, and Sections 5.1(f) and (g), 7.5, 10.1, 16.7, 16.8 and 16.9.

16.9	Inventory. Upon early termination of this Agreement, LICENSEE, its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination provided that (i) LICENSEE pays MSK the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of this Agreement, and (ii) LICENSEE, its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within [*] after the effective date of termination.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

17.

ARTICLE 17 - NOTICES AND OTHER COMMUNICATIONS

Except for payments, each notice or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such party at its address below or as it shall designate by written notice given to the other party:

In the case of MSK:

Memorial Sloan Kettering Cancer Center

Office of Technology Development

If by mail:             1275 York Ave., Box 524

                               New York, NY 10065

If by courier:         600 Third Avenue, 16th floor

                               New York, NY 10016

Attn: Vice President, Technology Development

Tel: 1-212-639-6181 (not for notice)

Fax: 1-212-888-1120 (not for notice)

With copies to:

Memorial Sloan Kettering Cancer Center

Office of General Counsel

If by mail:             1275 York Ave., Box 524

                               New York, NY 10065

If by courier:        1275 York Ave., Box 524

                               New York, NY 10065

[*]

In the case of LICENSEE:

                               AbPro Corporation

                               Attn: President and CEO

                               65 Cummings Park Drive

                               Woburn, Massachusetts 018011]

With copies (not for notice) to:

                               Morse, Barnes-Brown & Pendleton, P.C.

                               230 Third Avenue

                               Fourth Floor

                               Waltham, Massachusetts 02451

                               Attn: Joseph C. Marrow, Esq. and Stanley F. Chalvire, Esq.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

18.

ARTICLE 18 - MISCELLANEOUS PROVISIONS

18.1	This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any choice/conflict of law principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was filed or granted.

18.2	The state and federal courts located in New York County, New York, shall have exclusive jurisdiction of any claims or actions between or among the parties arising out of or relating to this Agreement, and each Party consents to venue and personal jurisdiction of those courts for the purpose of resolving any such disputes.

18.3	Severability. Except to the extent a provision is stated to be essential, or otherwise to the contrary, the provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

18.4	Waiver. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

18.5	Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

18.6	Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party to the extent such the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the party’s violation of law or regulations), failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a force majeure excuse performance for a period of more than six months. For clarity, a failure to obtain funding shall not constitute a force majeure event.

18.7	Entire Agreement. This Agreement, including its attachments and exhibits (which attachments and exhibits are incorporated herein by reference), constitutes the entire understanding among and between the parties with respect to the subject matter hereof, and supersedes all prior agreements and communications, whether written, oral or otherwise. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

19.

18.8	Relationship between the Parties. The relationship between the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between any of the parties. No party is a legal representative of any other Party, and no party can assume or create any obligation, liability, representation, warranty or guarantee, express or implied, on behalf of another Party for any purpose whatsoever.

18.9	Construction and Interpretation. Words (including defined terms) denoting the singular shall include the plural and vice versa. The words “hereof’, “herein”, “hereunder” and words of the like import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. The term “include” (and any variant thereof), and the giving of examples, shall not be construed as terms of limitation unless expressly indicated by the context in which they is used. The headings in this Agreement shall not affect its interpretation. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Each of the Parties has had an opportunity to consult with counsel of its choice. Each provision of this Agreement shall be construed without regard to the principle of contra proferentum. If any provision of this Agreement is held to be invalid or unenforceable the validity of the remaining provisions shall not be affected. The parties shall replace the invalid or unenforceable provision by a valid and enforceable provision closest to the intention of the parties when signing this Agreement. This Agreement was negotiated, and shall be construed and interpreted, exclusively in the English language.

IN WITNESS WHEREOF, authorized representatives of the Parties have signed and dated this Agreement below.

ABPRO CORPORATION		MEMORIAL SLOAN KETTERING CANCER CENTER

By:	/s/ Ian Chan	By:	/s/ Gregory Raskin, MD
	Name: Ian Chan		Vice President
	Title: CEO		Technology Development
	Date: 3/21, 2017		Date: 3/21, 2017

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

20.

Exhibit A

Patent Rights

Information	Country	Type	Appl. No.	Patent No.	Application Date -	Status-
[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Licensed Know-How

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

Development Plan

[*] ( 2 pages omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit C

SUBSCRIPTION AND STOCK RESTRICTION AGREEMENT

(Memorial Sloan Kettering Cancer Center)

Dated: March 21, 2017

Abpro Corporation

65 Cummings Park Drive

Woburn, MA 01801

Ladies and Gentlemen:

Memorial Sloan Kettering Cancer Center (“MSK”) hereby subscribes for 79,125 shares of the common stock, par value $0.001 per share (the “Shares”), of Abpro Corporation, a Delaware corporation (the “Corporation”), upon the terms and conditions set forth in this Subscription and Stock Restriction Agreement (this “Agreement”) and in consideration of, inter alia, the grant of a license and the other terms and conditions set forth in that certain Exclusive License Agreement dated March 21, 2017, by and among MSK and the Corporation (the “License Agreement”) (the receipt of which is hereby acknowledged by the Corporation’s acceptance and agreement as set forth below). In connection with and as an inducement to the Corporation to issue the Shares to MSK, the Corporation and MSK hereby agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Board” means the board of directors of the Corporation.

(c) “Common Stock” means shares of the Corporation’s common stock.

(d) “Covered Person” means, with respect to the Corporation as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(e) “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(g) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Corporation.

(h) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(i) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2. Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to MSK that:

(a) Organization, Good Standing, Corporate Power and Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Corporation is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

(b) Capitalization.

(i) The authorized capital of the Corporation consists, immediately prior to the date hereof, of

(A) 26,856,059 shares of Common Stock, 11,504,590 shares of which are issued and outstanding immediately prior to the date hereof. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Corporation holds no Common Stock in its treasury.

(B) 8,833,276 shares of preferred stock, 34,372 of which are designated Series A Preferred Stock and of which 25,695 are issued and outstanding (each share of Series A Preferred is convertible into 100 shares of Common Stock), 2,500,000 of which are designated Series B Preferred Stock and 865,385 of which are issued and outstanding, 3,521,127 of which are designated Series C Preferred stock and 2,769,865 of which are issued and outstanding, and [2,777,777 of which are designated Series D Preferred Stock 925,926 of which are issued and outstanding]. The rights, privileges and preferences of the preferred stock are as stated in the Corporation’s Second Amended and Restated Certificate of Incorporation and as provided by the Delaware General Corporation Law.

(ii) The Corporation has reserved 2,250,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Corporation pursuant to its 2014 Equity Incentive Plan duly adopted by the Board and approved by the Corporation’s stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 1,897,576 shares have been granted and are currently outstanding, and 327,424 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Corporation has furnished to MSK complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(iii) Schedule A sets forth the capitalization of the Corporation immediately following the date hereof including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) each series of preferred stock; and (v) warrants or stock purchase rights, if any. Except for the securities and rights described in this Section 2(b), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Corporation any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(iv) None of the Corporation’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including without limitation in the case where the Corporation’s Stock Plan is not assumed in an acquisition. The Corporation has not adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Corporation does not have any obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(v) The Corporation has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

(c) Subsidiaries. The Corporation does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Corporation is not a participant in any joint venture, partnership or similar arrangement.

(d) Authorization. All corporate action required to be taken by the Board in order to authorize the Corporation to enter into this Agreement, and to issue the Shares, has been taken prior to the date hereof. All action on the part of the officers of the Corporation necessary for the execution and delivery of this Agreement, the performance of all obligations of the Corporation under this Agreement, and the issuance and delivery of the Shares has been taken prior to the date hereof This Agreement, when executed and delivered by the Corporation, shall constitute valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(e) Valid Issuance of Shares.

(i) The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws, and liens or encumbrances created by or imposed by MSK. Assuming the accuracy of the representations of MSK in Section 3 of this Agreement and the Shares will be issued in compliance with all applicable federal and state securities laws.

(ii) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Corporation or, to the Corporation’s knowledge, any Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii—iv) or (d)(3), is applicable.

(f) No Conflicts. Assuming the accuracy of the representations made by MSK in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Corporation in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable federal and state securities laws, which have been made or will be made in a timely manner. The Corporation is not in violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

regulation applicable to the Corporation, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Corporation or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Corporation; or (iii) a violation of any provisions of the Corporation’s organizational documents.

3. Representations and Warranties of MSK. MSK hereby represents and warrants to and agrees with the Corporation that:

(a) The Shares are being acquired for MSK’s account for investment and not with a view to or in connection with any public distribution thereof within the meaning of any applicable federal or state securities laws, and MSK will not effect any sale, transfer or disposition of the Shares in violation of any such laws.

(b) MSK understands that the Shares may not be sold, pledged or otherwise transferred unless they are subsequently registered under the Securities Act or an exemption from such registration is then available. The Corporation is not under any current obligation to MSK, and does not presently intend, to register the Shares or to comply with any exemption from registration including, without limitation, the exemption provided by Rule 144 under the Securities Act.

4. [*]

5. Information Rights. The Corporation shall deliver to MSK:

(a) Not more than ninety (90) calendar days after the end of each fiscal year of the Corporation, an unaudited consolidated balance sheet of the Corporation as at the end of such fiscal year, and consolidated statements of income and cash flows of the Corporation for such year certified by the chief executive officer or chief financial officer of the Corporation, and for the first, second and third quarterly accounting periods in each fiscal year of the Corporation, an unaudited consolidated balance sheet of the Corporation as of the end of each such quarterly period, unaudited consolidated statements of income and cash flows of the Corporation for such period and a current capitalization table of the Corporation showing the number of outstanding shares of capital stock certified by the chief executive officer or chief financial officer of the Corporation.

(b) At least thirty (30) calendar days prior to the beginning of each fiscal year a detailed business plan for the upcoming fiscal year that includes a comprehensive operating budget forecasting the Corporation’s revenues, expenses, and cash position on a month-to-month basis for the upcoming fiscal year.; and

(c) such other information relating to the financial condition, business, prospects, or corporate affairs of the Corporation as MSK may from time to time reasonably request; provided, however, that the Corporation shall not be obligated under this Section 5 to provide information (i) that the Corporation reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Corporation); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Corporation and its counsel.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

If, for any period, the Corporation has any subsidiary whose accounts are consolidated with those of the Corporation, then in respect of such period the financial statements delivered pursuant to this Section 5 shall be the consolidated and consolidating financial statements of the Corporation and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 5 to the contrary, the Corporation may cease providing the information set forth in this Section 5 during the period starting with the date thirty (30) days before the Corporation’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Corporation’s covenants under this Section 5 shall be reinstated at such time as the Corporation is no longer actively employing its best efforts to cause such registration statement to become effective.

6. [*]

7. Agreement in Connection with a Public Offering. MSK agrees, in connection with the initial underwritten public offering of the Corporation’s securities pursuant to a registration statement under the Securities Act, to the extent all officers and directors, and all shareholders holding in excess of 1% of the Corporation’s outstanding Common Stock are so obligated, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by MSK (other than those shares included in the offering) without the prior written consent of the Corporation or the underwriters managing such initial underwritten public offering of the Corporation’s securities for a period of 180 days from the effective date of such registration statement, and (ii) to execute any reasonable and customary agreement reflecting clause (i) above as may be reasonably requested by the Company or the managing underwriters at the time of such initial offering.

8. Equitable Relief. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance).

9. Additional Covenants. Without first obtaining the prior written consent of MSK (which, notwithstanding anything contained in the License Agreement or elsewhere, may be withheld in MSK’s sole discretion), the Corporation shall not transfer any intellectual property of any kind, any rights, any other assets, programs or activities of any nature whatsoever, in respect of the HER2-huOKT3 bispecific antibody to any subsidiary or any other Affiliate of the Corporation.

10. Legend. The certificate(s) representing the Shares will bear the following legend with respect to the foregoing:

“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 (as amended, the “Act”), or applicable state securities laws. These shares have been acquired for investment and not with a view to their distribution or resale, and may not be sold, pledged or otherwise transferred without an effective registration statement for such shares under the Act and applicable state securities laws, or an opinion of counsel reasonably satisfactory to the Corporation to the effect that such registration is not required.”

11. Notices. Each notice or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such party at the address set forth in the License Agreement or as it shall designate by written notice given to the other party.

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

12. Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the parties hereto. This Agreement is the sole agreement to which the undersigned is a party regarding the subject matter hereof and supersedes any prior agreements between the undersigned and the Corporation as to such subject matter.

[Signature page follows]

This Agreement shall take effect as an instrument under seal, and shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

MEMORIAL SLOAN KETTERING CANCER CENTER

By:	/s/ Gregory Raskin

Address:	1275 York Avenue
New York, NY 10065

Gregory Reside, M.D.

Vice President, Technology Development

Memorial Sloan Kettering Cancer Center

AGREED TO AND ACCEPTED:

Abpro Corporation

By:	Ian Chan
Name: Ian Chan
Title: CEO

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

SCHEDULE A

[*]

[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit D

Product Development Directed Activities

Overhead rate to be applied to Cost	Item	Company	Cost
[*]	[*]	[*]	[*]

Above amounts are due upon invoice from MSK and payable within [*] of receipt of such invoice.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.